Execution Copy

MANUFACTURING AGREEMENT

MANUFACTURING AGREEMENT (**"Agreement"**), dated as of September 20, 2006 (the **"Effective Date"**), by and between INNOPUMP, INC., a Nevada corporation (**"Innopump"**) also doing business under the name "Versadial" and having its principal place of business at 305 Madison Avenue, Suite 4510, New York, NY 10165, U.S.A, and SEIDEL GmbH & Co., a German company (**"Seidel"**) having its principal place of business at Rosenstrasse 8, 35037 Marburg, Germany.

RECITALS

A. WHEREAS, Innopump is the exclusive sub-licensee of certain patents, and is in the business of, among other things designing, marketing and selling products based upon such patents, in respect of which and for the volumes anticipated it requires a strong industrial partner for production and further development purposes;

B. WHEREAS, Seidel is in the business of, among other things, manufacturing and engineering packaging systems created through injection molding, metal fabrication, assembly and decoration, and is generally a well-established vendor for cosmetic design packaging; and

C. WHEREAS, in view of the foregoing, both parties are interested in developing an ongoing working relationship and, as the first part of such relationship, Innopump desires to engage Seidel to manufacture the component parts of the Product (as such term is hereinafter defined) and the Molds (as such term is hereinafter defined) therefor, substantially in accordance with Innopump's specifications and as otherwise provided for herein.

THEREFORE, in consideration of these premises, the covenants and agreements of the Parties set forth herein, and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the Parties hereby agree:

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1. Definitions

For purposes of this Agreement, the terms set forth below shall have the following definitions (other capitalized terms shall have the meanings given to such terms in the text hereof):

1.1 **"Assembly Line Equipment"** means the items of equipment set forth and described on Annex 1 hereof, including the payment method therefor specified in the spreadsheet contained therein.

1.2 **"Confidential Information"** shall mean any and all of the following (regardless of the medium in which maintained or stored): all confidential or proprietary information or material of a Party which is not in the public domain about or relating to the business, operating condition (financial or otherwise) or prospects of a Party, the terms of this Agreement and any aspect of the transactions contemplated hereby or any trade secret of a Party including, without limitation, financial information and projections, research and development plans or projects; data and reports; intellectual property strategies, the status of any applications for patents, trademarks, tradenames, service marks, service names, copyrights and other intellectual property rights; computer materials such as programs, instructions, source codes, object codes and printouts; formulas; design concepts, product-testing information; business improvements; processes; manufacturing processes; marketing and selling strategies; strategic business plans (whether or not pursued); budgets; licenses; pricing, pricing strategies and cost data; information regarding the skills and compensation of employees; the identities of customers and potential customers; the identities of contact persons at customers and potential customers; the particular preferences, likes, dislikes and needs of customers; forecasts marketing techniques; the identities of suppliers and vendors, and all information about those supplier and vendor relationships such as contact person(s), pricing and other terms; and the terms of contracts or agreements.

1.3 **"Cycles"** shall mean the amount of opening and closing actions of an injection Mold that produce a Product to standard.

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1.4 "**Defect**" shall mean a Product that does not substantially conform in any aspect or manner (whether design, functionality or otherwise) with the Approved Production Products (as defined in Section 3.1 below).

1.5 "**Finished Product**" shall mean the fully assembled Product that is completed by the applicable third party retained by Innopump therefor and is intended for sale by or at the direction of Innopump.

1.6 "**Intellectual Property Rights**" shall mean all United States and worldwide trademarks, service marks, trade names, trade dress, logos, copyrights, rights of authorship, inventions, mask work rights, moral rights, patents, rights of inventorship, all applications, registrations and renewals in connection with any of the above, database rights, know-how, trade secrets, rights of publicity, privacy and or defamation, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

1.7 "**Molds**" shall mean all molds used in connection with the manufacturing of the Products, whether supplied by Innopump in connection with Section 2.2 or prepared by Seidel in connection with Article 3, all as more fully described on <u>Annex 2</u> hereof (including the payment method therefor (in respect of pre-tooling and production tooling) specified in the spreadsheets contained therein).

1.8 "**Party**" or "**Parties**" shall refer to Innopump and Seidel and their respective successors and permitted assigns, as provided for in this Agreement.

1.9 "**Product**" shall mean the 20mm dual chamber dispensing device, sub-assembled, as more closely described in <u>Annex 3</u> hereto as designed by Innopump and comprised of the components set forth on <u>Annex 3</u> hereto; <u>provided</u>, <u>however</u>, that the term Product, does not include the fully assembled and filled Finished Product that is held out for sale to customers of Innopump or intended users of such Finished Product.

1.10 "**Specifications**" means the specifications for the Molds, Products and Assembly Line Equipment set forth on <u>Annex 4</u> attached hereto.

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2. General Scope of the Agreement

2.1 Seidel Duties. During the term of this Agreement, Seidel shall manufacture and deliver Products in such quantities and at such times as ordered by Innopump, all in accordance with and subject to the Specifications and the other provisions of this Agreement. Seidel's role hereunder shall be as a manufacturer of Products substantially in accordance with the Specifications as provided by Innopump, and (except to the extent contemplated herein in regard to various discussions and collaborations the Parties will have concerning the appearance of the Products and the related Specifications) Innopump shall have primary responsibility for the design and appearance of the Products. During the term of this Agreement, and for two years thereafter (unless Seidel has terminated this Agreement pursuant to Section 9.2, or Innopump has terminated this Agreement other than pursuant to Section 9.1), Seidel shall not manufacture any variable dual chamber dispensary device that is competitive with the Product for any person or entity other than Innopump.

2.2 Innopump Duties. Innopump shall purchase its requirements for the Products from Seidel, as provided herein. In order to facilitate the manufacturing process, Innopump shall provide to Seidel the Specifications, the Assembly Line Equipment and all existing Molds under Innopump's possession or control being used or planned for use in connection with the production of Products, together with all related drawings and documentation and the other deliverables which are specified in Annex 5 attached hereto (collectively, the "**Innopump Deliverables**"). The parties understand and agree that Seidel will use and apply the Innopump Deliverables in connection with the manufacturing process and in accordance with Innopump's or any applicable third party's directions; while Seidel will work collaboratively with Innopump throughout the manufacturing process and allocate the pricing therefor on mutually acceptable terms to be discussed by the Parties in good faith, Innopump shall have primary responsibility for ensuring that the Innopump Deliverables are effective in facilitating the manufacturing process. Any adjustments or re-engineering that must be performed in connection with the Innopump Deliverables in order to effectuate production of the Products in accordance with Specifications will be discussed by the Parties and a mutually acceptable solution (including in respect of pricing) will be negotiated and finalized by the Parties in good faith. Further, Innopump shall license to Seidel its Intellectual Property Rights for manufacturing the Products, including

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without limitation any applicable patents, as those rights are described in Annex 6 attached hereto. Seidel shall use the Innopump Deliverables and the foregoing Intellectual Property Rights only in connection with performing Seidel's obligations under this Agreement.

2.3 Annexes. With respect to any Annexes hereto which are not completed or finalized as of the Effective Date, the parties will negotiate in good faith to finalize and complete the same as soon as practicable thereafter as contemplated under the terms hereof.

3. Manufacture of the Products

3.1 Development of Production Molds. As soon as reasonably possible following receipt of the Innopump Deliverables, Seidel, in collaboration with Innopump, will develop sample Molds in accordance with the Specifications for the Molds and the Specifications for the single components of the Products. Concurrently with and immediately following the foregoing process, the Parties will negotiate and finalize in good faith a mutually acceptable time-frame for the various steps of the manufacturing process and other customary aspects of the production phase (including tool-design and tool specifications, choosing toolmakers and customary risk analysis). The parties understand and agree that this period of the manufacturing process will be highly collaborative in nature (including in respect of fixes, improvements and enhancements as the need for the same arise, and the appropriate pricing therefor), and agree to cooperate with each other in good faith in order to more fully effectuate the objectives of this Agreement. Once the foregoing process is complete and the sample Molds have been approved, Seidel shall develop and manufacture additional Molds (the "**Production Molds**") in order to commence mass production of the Products which shall substantially meet the Specifications and the agreed upon Mold capacity. Seidel shall thereupon submit for Innopump's approval, such approval not to be unreasonably withheld or delayed, a reasonable number of sample Products (the "**Production Products**") from Seidel's initial production using the Production Molds. The Production Molds and Production Products will thereupon be subject to a reasonable approval process, such approval not to be unreasonably withheld or delayed. During such approval process, the Parties will discuss in good faith appropriate remedies in respect of any failure of the Production Molds or the Production Products to meet Specifications, potential design and manufacturing improvements and appropriate pricing in connection with such remedies and

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improvements. The Production Products ultimately approved by the parties pursuant to the foregoing process shall hereafter be defined, collectively, as the "**Approved Production Products**", and shall serve as the model for determining the existence of any Defects in the Products as manufactured by Seidel.

3.2 Manufacturing. Upon finalization of the Approved Production Products, Seidel shall commence the manufacture of the Products in accordance with the terms hereof (including, without limitation, Section 3.3 below).

3.3 Forecasts. Commencing three (3) months prior to the projected start of manufacturing by Seidel as established pursuant to Sections 3.1 and 3.2 above, Innopump shall provide Seidel with a twelve (12) week rolling forecast ("**Forecast**") of Products to be manufactured and delivered, which (subject to the mutually agreed Mold capacity, and to the balance of this Section 3.3) sets forth Innopump's reasonable estimate of its weekly requirements for purchases of the Products for the ensuing twelve (12) weeks. A new twelve (12) week Forecast shall be issued by Innopump on the first (1st) business day of each week. Unless Seidel advises Innopump it can not satisfy the Forecast as from time to time updated in accordance with this Section 3.3 (including the reason(s) therefor, it being understood that Seidel must use reasonable best efforts to satisfy each Forecast which comports with the mutually agreed Mold capacity), the Forecast shall be deemed accepted by Seidel. It is acknowledged by Seidel that Innopump will be relying on Seidel's ability to meet the Forecast and it is acknowledged by Innopump that Seidel will be relying on Innopump's obligation to place purchase orders consistent with the Forecast. The 12 weeks of the Forecast shall be numbered from 1 through 12 beginning with week 1 as the first and earliest week of the Forecast. Thereinafter, those weeks shall be referred to as "Week 1" through "Week 12". The Forecast for the weeks 1 to 4 shall constitute a firm, non-cancellable purchase order. At least fifty percent (50%) of the Forecast for the weeks 5 to 8 shall also constitute a firm, non-cancellable purchase order. The remaining weeks of the Forecast shall be a non-binding good faith estimate. The minimum purchase order for any particular week of a Forecast shall be at least 200,000 production pieces; orders for less than the foregoing minimum amount shall be subject to special pricing mutually negotiated by the parties in good faith.

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3.4 Exclusivity. At all times during the term of this Agreement, Innopump covenants and agrees that it will place all available customer orders relating to the Products with Seidel until at least eighty percent (80%) of Seidel's production capacity is and continues to be utilized (measured on the basis of what can be accomplished five (5) days per week, three (3) shifts per day).

3.5 No Hiring. Each of Innopump and Seidel agrees that, during the term of this Agreement and for a period of two (2) years thereafter, it will not solicit for employment or hire any of the employees of the other.

4. Assembly Line Equipment; Tooling.

4.1 Payment Methods for Assembly Line Equipment and Tooling. The Assembly Line Equipment and the tooling used in connection with the manufacturing process (including all Molds) will be acquired and paid for pursuant to a leasing arrangement which has been separately negotiated with MMV-Leasing, a leasing company (the "**Leasing Arrangement**"). The details describing the payment system in regard to MMV-Leasing (including the amount of each payment and the due date therefor) are specified and described on Annex 1, in respect of the Assembly Line Equipment, and Annex 2, in respect of the pre-tooling and production tooling, and (without limiting the terms and dates set forth on the Annexes) are based on the principle that the costs associated with the leasing and acquisition of the Assembly Line Equipment and the pre-tooling and production tooling will be borne by Innopump as follows: (i) on the dates specified in Sections 1.1(a) and 2.1(a) of the Annexes, as applicable, Innopump will deposit into dedicated accounts (one relating to each Annex) organized by Seidel the amounts set forth thereunder, which deposits will be drawn upon by Seidel for payments to MMV- Leasing in accordance with the "outflow" schedule listed therein and (ii) no later than the first day of each month specified in Sections 1.1(b) and 2.1(b) of the Annexes, as applicable, Innopump shall pay and deliver to Seidel the amounts indicated for such month thereunder, in all cases in order to reimburse Seidel for the payments Seidel made or will make to MMV-Leasing for the corresponding period. Any amounts set forth on Annex 1 or Annex 2 which are not paid by Innopump when due will bear interest from such due date until the date actually paid at a rate per annum, compounded annually, equal to twelve percent (12%) per annum or the highest rate

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permitted by applicable law (if lower than 12%). The (non-exclusive) consequences of any termination of this Agreement prior to the payment to Seidel or deposit of all amounts set forth on Annex 1 or Annex 2, as the case may be, are described in Section 9.3.3 below and in the following sentence (which shall survive any termination of this Agreement). In the event Innopump defaults on any payment obligation described in this Section 4.1 or the related Annexes (including following any acceleration thereof pursuant to Section 9.3.3 below), Seidel shall have the right (consistent with the commercial terms Innopump shall have established with its customer base) to continue to manufacture and shall have the right to (independently from Innopump) market and accept and fulfill orders for the Products (including Lipmix, the 40mm dual dispenser and the 49 mm dual dispenser), it being understood that all of the proceeds therefrom shall be applied first to satisfy any amounts due and owed to Seidel under the terms of this Agreement, including without limitation in respect of Annexes 1 and 2 and the amounts Innopump would have paid to Seidel for the Products which are the subject of this sentence had Innopump not so defaulted (collectively, the "**Make-Whole Amounts**"), and then gross profits (*i.e.*, all amounts which are left after the Make-Whole Amounts are paid and delivered to Seidel) shall be shared as between Innompump and Seidel on a 50%/50% basis. Once Seidel has received all Make-Whole Amounts and provided there is no continuing default hereunder and there has not been a termination of this Agreement in accordance with the terms set forth herein, this Agreement shall continue in accordance with its terms. If Seidel for any reason defaults on its obligations to MMV-Leasing as described in Annexes 1 and 2, Innopump shall have the right to pay MMV-Leasing directly and thereupon take control of the Assembly Line Equipment and tooling, as applicable. All payments pursuant to this Section 4.1 and the related Annexes shall be made in €uro.

4.2 Molds. After approval of the Approved Production Products and consistent with the Mold capacity, Seidel shall, during the Term of this agreement, maintain the Molds in reasonably good working condition, and will as soon as reasonably practicable repair any Mold which does not substantially satisfy the Specifications, *provided*, that Seidel shall not be responsible for ordinary wear or damage that occurs in the normal operation of the Molds consistent with the terms of this Agreement, *provided, further*, that the terms of this Section 4.1 shall be Seidel's only obligation and liability under this Agreement in respect of the Molds. The

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costs and expenses of the foregoing obligation will be integrated into the pricing terms hereunder.

4.3 Inspection of Facilities. Subject to internal confidentiality policies and any confidentiality obligations of Seidel in favor of third parties, Innopump and its customers may, upon reasonable advance notice to Seidel, inspect the facilities of Seidel used for the manufacture of the Products during normal business hours. Any such inspection shall in no event expand the obligations of Seidel regarding the Molds or the Assembly Line Equipment beyond the scope thereof set forth in Sections 4.1 and 4.2 above. Except to the extent required by applicable law, in no event will Seidel, without Innopump's prior written permission, permit third parties to inspect or observe in detail the manufacturing process or related manufacturing equipment in any material respect.

4.4 Independent Contractor. Seidel may use independent contractors for the manufacture of the Molds and the Products only upon Innopump's prior written consent, which consent shall not be unreasonably withheld or delayed.

5. Delivery, Inspection, Warranty

5.1 Terms of Delivery. Once Seidel has completed its portion of the manufacturing process as described above, all Products shall be delivered from Seidel's facilities in Marburg, Germany to the applicable facilities designated by Innopump. Seidel shall promptly inform Innopump when each production run for a purchase order is ready to be delivered, as aforesaid. The Parties will negotiate and finalize in good faith appropriate pricing for packaging and related logistics of shipment and delivery.

5.2 Inspection of Products. Innopump shall have the right to inspect and test the finished manufactured Products at Seidel's facility, prior to their shipment to the applicable third party for finalization. Innopump shall promptly notify Seidel in writing if such inspection and testing reveal any material Defect in the Products inspected. Seidel shall be responsible for curing all such material Defects, unless such Defects were caused by the inspection process or if such Defect is otherwise excluded pursuant to the provisions of Section 5.3 below. Seidel shall promptly replace the defective Products and deliver the replacement Products to Innopump or to

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the applicable third party as directed by Innopump. If Innopump does not exercise its right to inspect the finished manufactured Product prior to shipment, such uninspected Products shall be deemed accepted by Innopump and Seidel's only obligation with respect to such Products is set forth in Sections 5.3 and 5.6 below.

5.3 Product Warranty. Seidel expressly warrants to Innopump that for a period of six (6) months after the date of delivery in accordance with Section 5.1 above (a) that the aspects and components of the Products for which Seidel was responsible in connection herewith will substantially meet the Specifications and (b) that the aspects and components of the Products for which Seidel was responsible in connection herewith shall be free from any and all material Defects, in all cases to the extent Seidel was in a position to exercise control over the aspect or component of the Product which is the source of any such failure or material Defect. During such six (6) month period, Seidel shall be obligated to promptly provide to Innopump, at no cost or expense to Innopump, replacements for Products, to the extent Seidel was responsible therefor in connection herewith, which do not comply with the foregoing warranty; for the avoidance of doubt, Seidel shall not be responsible for any lost or foregone sales or profits of Innopump or its customers, or for compensating or reimbursing Innopump or its customers in connection therewith. All costs of shipment of the replacement to Innopump shall be borne solely by Seidel. Seidel agrees to perform reasonable and customary raw material testing with respect to raw materials supplied to Seidel by third parties for use in connection with the manufacturing process.

5.4 Warranty Claims. Warranty claims arising during the six (6) month period set forth in Section 5.3 shall be made promptly after Innopump first becomes aware of the material Defect and shall be in writing. In addition, any warranty claim must recite the nature and details of the claim and the date the claim was first observed; and must be received by Seidel not later than thirty (30) days after the expiration of the warranty period provided for in Section 5.3 hereof.

5.5 Insurance. Seidel shall procure and maintain policies of insurance to cover any and all claims that may arise from or in connection with Seidel's use, manufacture, sale or distribution of the Product to Innopump or its affiliates. Innopump and its affiliates shall procure

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and maintain policies of insurance to cover any and all claims that may arise from or in connection with Innopump's and its affiliates' use, processing, sale, or distribution of the Product and/or Finished Product. Such insurance coverage under this Section 5.5 shall be in the amount of not less than one million dollars ($1,000,000). The Parties shall furnish each other with a certificate of insurance evidencing such insurance coverage and naming each other as additional insured.

5.6 Limitations. The warranties and remedies set forth in this Section 5 constitute the only warranties with respect to the Products provided by Seidel pursuant to this Agreement and are Innopump's exclusive remedies in the event such warranties are breached. They are in lieu of all other warranties, whether written or oral, statutory, expressed or implied, including, without limitation, the warranty of merchantability and the warranty of fitness for a particular purpose.

6. Prices and Payments.

6.1 Prices.

6.1.1 The prices to be paid by Innopump for the Products purchased pursuant to this Agreement shall be those listed in Annex 9 attached to this Agreement, as modified from time to time in accordance with Section 6.1.2 below or as otherwise agreed by the Parties in the course of their discussions and the manufacturing process (the "**Prices**"). The Prices are specified as being EX WORKS INCO TERMS Seidel's facilities in Marburg, Germany, and include the bulk packaging as set forth in Annex 8. Special and other packing or handling that may be requested by Innopump shall be at the sole expense of Innopump. Without limiting the foregoing, the Parties understand and agree that pricing for Lipmix shall be set forth on Annex 9 and shall be as follows: moulding of parts: [redacted]€ per 1,000 pieces; and, assembly: [redacted]€ per 1,000 pieces. In addition to the foregoing, Seidel shall be compensated up to € 100,000 (the "**Initial Cap**") for the technical, design and co-development work Seidel performed and will perform in respect of this project both prior to and following the date hereof, in all cases based on a rate of € 75 per hour for such work (it being acknowledged and agreed that, as of August 23, 2006 (but without limiting any amounts due in respect of any period thereafter), the aggregate

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amount of fees which had accrued in resect of this work, based on the foregoing rate, was € 67,500). Once the Initial Cap has been exceeded, the parties shall cooperate in good faith to negotiate and finalize the terms pursuant to which Seidel will be compensated for such additional work and development.

6.1.2 The parties acknowledge and agree that the Prices are based on certain assumptions as of the Effective Date, including those previously discussed by the Parties and those set forth on Annex 10 hereto, relating to, among other things, the effectiveness of the technology, the workability of the assembly line process and the Assembly Line Equipment, and the amount of resources and labor that Seidel will have to devote to the manufacture of the Product. If there is a material deviation from such assumptions (other than due to a material breach by Seidel of this Agreement), the Parties acknowledge and agree that a corresponding adjustment to the Prices will be promptly negotiated and finalized in good faith.

6.2 Payment Terms. All payments from Innopump to Seidel shall be due net thirty (30) days from shipment of the Product, from Seidel's premises in Marburg. All payments hereunder shall be made in Euro. All amounts payable under this Agreement which are past due shall bear interest at the rate of one-and-one-half percent (1.5%) per month. In the event of any good faith dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by Innopump in accordance with this Section 6.2. Innopump shall notify Seidel in writing of any disputed amounts within twenty-one (21) days from the date of receipt of the applicable invoice. Seidel shall not be obligated to ship Products against accepted purchase orders in the event Seidel's accounts receivable from Innopump then exceeds or would after shipment exceed an amount to be mutually agreed upon from time to time by the Parties.

7. Intellectual Property.

7.1 Innopump's Intellectual Property Rights. (License) Innopump hereby grants to Seidel a worldwide non-exclusive, non-transferable, non-assignable, royalty free license to use Innopump's Intellectual Property Rights, as those rights are described in Annex 6 attached hereto, solely for the purpose of manufacturing the Product for Innopump and for no other entity.

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Title to Innopump's Intellectual Property Rights shall always remain with Innopump, and Seidel shall not acquire any right, title or interest therein, except for the limited right to use the same in connection with the manufacture of the Products as provided herein. Any modification of the design of the specifications shall belong to, and be the sole and exclusive property of, Innopump, and Seidel shall not acquire any right, title or interest therein. Seidel shall not challenge, contest or otherwise impair Innopump's ownership of Innopump's Intellectual Property Rights. Seidel shall not directly or indirectly, use any of Innopump's Intellectual Property Rights, except as provided in this Section 9.1, and shall not have any right to assign or sublicense any such rights without the prior written consent of Innopump.

7.2 Indemnification. Innopump shall, at its own expense, save, protect, defend, hold harmless and indemnify Seidel and its shareholders, officers, directors, agents, affiliates and representatives and their respective successors and assigns (each a "**Seidel Indemnified Party**" and collectively the "**Seidel Indemnified Parties**") from and against any and all losses, claims, liens, liabilities, obligations, suits, demands, damages, actions, costs, or expenses (including, without limitation, reasonable attorneys fee and expenses) which arise from or relate to any allegation or claim that any Products or portions or components thereof used or manufactured by Seidel constitute or give rise to an infringement of any Intellectual Property Right of a third party, provided that (i) Seidel gives Innopump prompt notice in writing of any notice of a claim of infringement (provided that a failure to give such prompt notice shall not affect the indemnification to be provided hereunder except to the extent that Innopump shall have been actually prejudiced as a result of such failure); (ii) permits Innopump through Innopump's legal counsel to defend the same; and (iii) gives Innopump all reasonably available information, reasonable assistance and authority to enable Innopump to assume and conduct such defense. Innopump shall have control of the defense of any action, suit or other proceeding based upon or relating to its Intellectual Property Rights, including, without limitation, any appeals from any judgment thereon and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise. Any such compromise or settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to the Seidel Indemnified Parties a release from all liability in respect of such suits or claim. In the event that any of Innopump's Intellectual Property Rights is held to infringe the rights of any third party and its use is enjoined, Innopump shall, at its expense, procure for Seidel the right to continue to

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use such Innopump Intellectual Property Rights, in order for Seidel to perform its obligations pursuant to this Agreement. If such license can not be procured and such commercial arrangements can not be agreed upon, Seidel, upon not less than thirty (30) days prior written notice to Innopump may, without prejudice to any of Seidel's rights accrued prior to the date of termination, terminate this Agreement, subject to Section 9.3 hereof.

7.3 The obligations set forth in Section 7.2 shall survive the expiration or termination of this Agreement.

8. Term and Termination.

8.1 Term. This Agreement shall take effect as of the Effective Date and shall continue in force at least as long as the first lease agreement (the "**First Lease Agreement**") entered into in connection with the Leasing Arrangement remains effective (*i.e.*, thirty (30) months from the Effective Date, unless earlier terminated in accordance with the terms thereof). Following the expiration or earlier termination of the First Lease Agreement, a Party may terminate this Agreement only if such Party has given to the other Party at least nine (9) months advance written notice of such termination (it being understood that such written notice of termination may be delivered by a Party while the First Lease Agreement is still in effect, *provided*, that the actual termination date of this Agreement (after expiration of the required 9 month notice period) occurs following the expiration or earlier termination of the First Lease Agreement). During the foregoing 9 month notice period, the Parties will continue to perform under this Agreement in the ordinary course and consistent with past practice and the terms of this Agreement. Notwithstanding the terms of this Section 8.1, a Party may terminate this Agreement in accordance with and as provided under the terms of Section 9 below, regardless of the status of the Leasing Arrangement or the First Lease Agreement.

9. Termination.

9.1 Innopump's Right to Terminate. Upon the occurrence of any of the following events, upon written notice to Seidel, Innopump may, but is not required to, terminate this Agreement without prejudice to any other legal right or remedy available to Innopump at law, in equity or otherwise:

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9.1.1 Bankruptcy. If Seidel suspends its business or operations or becomes a Party to or subject to any bankruptcy, insolvency, reorganization or other similar proceedings (and if involuntary, such proceedings are not dismissed within sixty (60) days after the commencement thereof), or if a receiver or similar official is appointed for all or substantially all of Seidel's assets, or if Seidel engages in a liquidation or makes a general assignment for the benefit of creditors;

9.1.2 Misrepresentation. If Seidel breaches any material representation or warranty made by Seidel in this Agreement, and if Seidel fails to cure such breach within thirty (30) days after written notice of such breach from Innopump to Seidel;

9.1.3 Criminal Acts. If Seidel, or any affiliate of Seidel, is involved in any fraudulent activity or is convicted of or pleads nolo contendere to a felony or other crime which, in Innopump's reasonable judgment, impairs or damages or is likely to impair or damage the reputation of Innopump or any of its Intellectual Property Rights;

9.1.4 Breach. If Seidel breaches or defaults in any material respect in the performance of any of its agreements or covenants set forth herein on its part to be observed or performed and such breach or default is not cured within thirty (30) days after written notice of such breach from Innopump to Seidel; provided; that Seidel shall not be able to cure the same breach more than twice in any twelve (12) month period; or

9.1.5 Infringement. If Seidel violates its obligation in respect of any of Innopump's Intellectual Property Rights, or makes any use of, or in any way exploits, any of Innopump's Intellectual Property Rights other than as permitted by this Agreement, and if Seidel fails to cease such infringement within thirty (30) days after written notice of such infringement from Innopump to Seidel.

9.2 Seidel Right to Terminate. Upon the occurrence of any of the following events, upon furnishing written notice to Innopump, Seidel may, terminate this Agreement, without prejudice to any other legal right or remedy available to Seidel at law, in equity or otherwise:

9.2.1 Bankruptcy. If Innopump suspends its business or operations or becomes a Party or subject to bankruptcy, insolvency reorganization or other similar proceedings

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(and if involuntary, such proceedings are not dismissed within sixty (60) days after the commencement thereof), or if a receiver or similar official is appointed for all or substantially all of Innopump's assets or if Innopump engages in a liquidation or makes a general assignment for the benefit of creditors.

9.2.2 Misrepresentation. If Innopump breaches any material representation or warranty made by Innopump in this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach from Seidel to Innopump.

9.2.3 Criminal Acts. If Innopump, or any affiliate of Innopump, is involved in any fraudulent activity or is convicted of or pleads nolo contendere to a felony or other crime which, in Seidel's reasonable judgment, impairs or damages or is likely to impair or damage the reputation of Seidel; or

9.2.4 Breach. If Innopump breaches or defaults in any material respect in the observance or performance of any or the agreements or covenants set forth herein on its part to be observed or performed, and such breach or default is not cured within thirty (30) days after written notice of such breach or default from Seidel to Innopump; provided, that Innopump shall not be able to cure the same breach more than twice in any twelve (12) month period.

9.2.5 Infringement. As provided in Section 7.2 hereof.

9.3 Rights and Obligations on Termination. In the event of termination or expiration of this Agreement for any reason, the Parties shall have the following rights and obligations:

9.3.1 Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration.

9.3.2 Seidel shall supply Innopump with its inventory of materials, completed Products and/or works-in progress for the manufacture of Products and Innopump shall pay Seidel the Prices for completed Products, a prorated portion thereof for work in progress commenced against firm orders by Innopump and the cost of materials.

9.3.3 All unpaid amounts under Annex 1 and Annex 2 shall be accelerated and immediately due and payable, and shall be immediately paid in cash in €uro to Seidel (for the avoidance of doubt, it being understood and agreed that Innopump shall have no rights in or to the amounts deposited in accordance with Sections 1.1(a) and 2.1(a) of such Annexes), unless this Agreement is terminated pursuant to Section 9.1 (excluding Section 9.1.1), in which case Innopump shall be relieved of that obligation.

9.3.4 Upon a termination of this Agreement, all of Seidel's right to use any of Innopump's Intellectual Property Rights as permitted hereunder shall automatically cease. Notwithstanding the preceding sentence, if this Agreement is terminated by Seidel pursuant to Section 9.2 (excluding Section 9.2.1) hereof, Seidel shall have the right to use any such Intellectual Property Rights for the sole purpose of selling any Products in Seidel's possession which have not been paid for by Innopump as of the effective date of the termination; further, nothing contained in this Section 9.3.4 shall limit Seidel's rights under Section 4.1 above following any default by Innopump in respect of Annexes 1 or 2.

10. <u>Confidentiality</u>.

10.1 <u>Confidentiality</u>. Each Party acknowledges the need to preserve the confidentiality and secrecy of Confidential Information (as hereinafter defined) of the other Party hereto, both during the Term of this Agreement and after termination of this Agreement or expiration of the Term of this Agreement, and each Party agrees that it shall not use or disclose any Confidential Information of the other Party hereto, except as permitted hereby, and it shall take all necessary steps to preserve in all respects the confidentiality and secrecy thereof. Each Party and its respective affiliates shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity any Confidential Information of the other Party hereto; (ii) act or fail to act so as to impair the confidential or proprietary nature of any such Confidential Information of the other Party hereto; or (iii) offer or agree to, or cause or assist in the inception or continuation

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of, any such disclosure or impairment of any such Confidential Information or trade secret. All Confidential Information is and shall remain the sole and exclusive property of the Party disclosing the same. For purposes hereof, Confidential Information shall not include information (a) is publicly known at the time of its disclosure or becomes publicly known through no fault of the Party receiving it hereunder; (b) is lawfully received by either Party from a third party, which to the knowledge of the receiving Party is not bound by a confidential relationship or a confidentiality agreement with the disclosing Party; or (c) was already known by a Party hereto prior to its receipt of the information from the other Party hereto.

10.2 Each of the Parties acknowledges the importance of its obligations pursuant to Section 10.1 hereof to the business and financial condition of the other Party hereto and that the breach by such Party of any of such provisions of Section 10.1 hereof will likely cause the other Party irreparable harm and damage which would not be easily calculable, and if calculable, would not provide an adequate remedy. Therefore, the Parties agree that the non-breaching Party (in addition to its other rights and remedies, all of which shall be cumulative), including, without limitation, the right to seek monetary damages, shall be entitled to seek and obtain injunctive or other equitable relief (without being required to post a bond or other security or to establish irreparable harm) in respect of any breach or threatened breach. The provisions of Sections 10.1 and this 10.2 shall survive the termination of this Agreement or the expiration of the Term of this Agreement.

11. **<u>Indemnity</u>.**

11.1 <u>Indemnity by Seidel</u>. Seidel does hereby agree to save, protect, defend and indemnify Innopump and its shareholders, officers, directors, employees, agents, Affiliates and representatives and their respective successors and assign (each an "**Innopump Indemnified Person**"), and to hold harmless each Innopump Indemnified Person from and against any and all costs, losses, liabilities, claims, actions, suits, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) which any of them may incur or be obligated to pay, or for which they or any of them may become liable as a result of or in connection with any action, suit, claim or proceeding against any Innopump Indemnified Person, arising from, based upon or relating to (a) breach or default by Seidel in the performance or observance of any

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material obligation, agreement or covenant of Seidel contained in this Agreement on the part of Seidel to be observed or performed, (b) any breach of representation or warranty made by Seidel in this Agreement (including, without limitation, the failure of the Products to satisfy the Specifications in all material respects), and (c) any violation by Seidel of any of Innopump's Intellectual Property Rights.

11.2 Indemnity by Innopump. Innopump does hereby save, protect, defend, indemnify and hold the Seidel Indemnified Parties and holds harmless each such Seidel Indemnified Person from and against any and all costs, losses, liabilities, claims, actions, suits, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) which any of them may incur or be obligated to pay, or for which they or any of them may become liable as a result of, or in connection with any action, claim or proceeding against them or any of them, arising from, based upon or relating to (a) any claim by a third party that Seidel's use of the Intellectual Property Rights in accordance with the terms of this Agreement has resulted in an infringement of a third party's proprietary rights, (b) a breach or default by Innopump in the performance or observance of any material obligation, representation, agreement or covenant of Innopump contained in this Agreement on the part of Innopump to be observed or performed; or (c) any breach by Innopump of any representation or warranty made by Innopump in this Agreement.

11.3 The obligations set forth in Sections 11.1 and 11.2 shall survive termination and expiration of this Agreement.

12. **Limitation of Liability.**

EXCEPT FOR OBLIGATIONS UNDERTAKEN OR LIABILITY ARISING UNDER SECTION 7.2 OR ARTICLE 11 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOST DATA, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

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13. Representations and Warranties.

13.1 Innopump's Representations and Warranties of Each Party. Each of Innopump and Seller hereby represents, warrants and covenants to the other party as follows:

13.1.1 It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as presently conducted and as contemplated by this Agreement and to execute, deliver and perform this Agreement in accordance with its terms;

13.1.2 This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

13.1.3 The execution, delivery and performance of this Agreement by such Party does not and will not conflict with, violate or breach any of its constituent documents or any material contract, agreement, decree, order or judgment or any law or regulation to which it is a party or subject or by which such Party or any of its properties or assets is bound;

13.1.4 All consents of, notices to, or filings with any person or entity that are necessary in connection with Innopump's execution, delivery and performance of this Agreement have been obtained; and

13.1.5 It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

13.2 Innopump's Representations and Warranties. Innopump hereby further represents and warrants to Seidel with respect to each delivery of Product by Seidel as follows:

13.2.1 Innopump's Intellectual Property Rights licensed to and used by Seidel hereunder do not infringe any patent or other proprietary or intellectual property right of any third party.

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13.2.2 The Assembly Equipment, when used for the purposes described in this agreement, does not infringe any patent or other proprietary or intellectual right of any third party.

13.2.3 Innopump is solvent and capable of satisfying its debts and other liabilities as they become due and payable, and is capable of performing all of its financial obligations under this Agreement in accordance with the terms hereof.

13.3 The representations and warranties set forth in Sections 13.1 and 13.2 shall survive the termination and expiration of this Agreement.

14. Notices.

14.1 Any and all notices, consents, instructions and other communications which are required or permitted to be given hereunder or made by one Party hereto to the other Party hereto shall be in writing and given as follows: (a) by personal delivery; (b) by facsimile; or (c) by overnight delivery by a recognized international express courier (with all costs prepaid), at the following respective addresses or facsimile numbers, set forth below:

If to INNOPUMP:

INNOPUMP, INC.
305 Madison Avenue
New York, New York 10165
Attn: Mr. Geoffrey Donaldson
Facsimile:

If to SEIDEL:

Rosenstrasse 8
35037
Marburg, Germany
Attn: Dr. Andreas Ritzenhoff
Facsimile:

or at such other address or facsimile number as either Party hereto may designate by notice to the other Party hereto in accordance with this Section 14.1. All such notices, consents, demands, instructions and other communications shall be deemed given (a) on the date delivered, if delivered, personally; (b) on the date of the facsimile transmission, if received on a business day between the hours of 9:00 a.m. and 6:00 p.m. in the time zone of the intended recipient) or on the next business day if received after that time, in each case with an automatic machine

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confirmation indicating the time of receipt; or (c) on the second business day after delivery to a recognized international overnight express courier (with all costs prepaid).

15. Force Majeure.

15.1 Definition. For purposes hereof, an "**Event of Force Majeure**" shall mean the occurrence of any event or condition, not existing on the Effective Date, and, not reasonably foreseeable as of such Effective Date and not reasonably within the control of the Party effected thereby, which prevents in whole or in material part the performance by one of the Parties of its obligations hereunder. Without limiting the foregoing, the following shall constitute an Event of Force Majeure: acts of state or governmental authority, riots, civil disturbances, war, acts of terrorism, strikes, lockouts, slowdowns, prolonged shortages of energy supplies, epidemics, fire, natural disasters such as flood, hurricane, typhoon, earthquake, lightning and explosion. It is in particular expressly agreed that any refusal of failure of any governmental authority to grant any export license legally required for the fulfilment by Seidel of its obligations hereunder shall constitute an event of Force Majeure.

15.2 Notice. Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

15.3 Confirmation. The Party invoking Force Majeure shall provide to the other Party confirmation of the existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

15.4 Suspension of Performance. During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of

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Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

15.5 Termination. Should the period of Force Majeure continue for more than six (6) consecutive months, either Party may terminate this Agreement without liability to the other Party, except for payments due to such date, upon giving written notice to the other Party.

16. Governing Law and Dispute Resolution.

16.1 Compliance with Laws. Each of the Parties, shall comply with all laws, rules, regulations, applicable to such Party, as the case may be, in connection with the observance and performance of its respective duties and obligations hereunder, and each of the Parties will secure all required approvals and authorizations, if any, required to be obtained by it in connection with such observance and performance.

16.2 Governing Law. The Parties agree that this Agreement shall be exclusively governed by and interpreted and construed in accordance with the substantive internal laws of the State of New York, United States of America, excluding all conflicts of law principles.

16.3 Dispute Resolution. The Parties shall use good faith efforts to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Agreement. Such good faith efforts shall, if appropriate, involve the participation of the Chief Executive Officer of each Party.

16.4 Arbitration. Failing such amicable settlement, any dispute or disputes arising between the Parties out of or in connection with this Agreement (including its interpretation, closing, execution, binding effect, amendment, breach, termination or enforcement) which cannot be settled through correspondence and mutual good faith consultation of the Parties hereto, shall be finally settled by binding arbitration in accordance with the rules and procedure of the International Chamber of Commerce (the "**ICC**") by a sole arbitrator if the commercial value of the distribute does not exceed one-hundred-thousand Euros (100,000 €) and by three (3) arbitrators in all other instances. The arbitration shall take place in Geneva, Switzerland. The arbitration or arbitrators, as applicable, shall be chosen in accordance with the procedures of the ICC. If the arbitration is before three (3) arbitrators, no more than one (1) arbitrator may be from

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the country of either Party. The proceedings of any such arbitration, and, all pleadings, documents and the arbitration award shall be in the English language, unless otherwise agreed upon in writing by the Parties hereto. The award in any such arbitration shall be conclusive and binding upon the Parties and not subject to judicial review. Judgment upon the award or decision rendered by the arbitrator(s) may be made to any court of competent jurisdiction for a judicial recognition of the award or an order of enforcement thereof, as the case may be. The arbitrator[s] shall be authorized to award fees and expenses (including without limitation of the costs of the arbitration any attorneys' fees and expenses) to the Party that prevails in the arbitration.

16.5 Injunctive Relief. Notwithstanding the provisions of Section 16.4 hereof, preliminary injunctions, temporary restraining orders and/or any similar kind of temporary relief actions, or actions for equitable relief to the extent contemplated hereby shall not be resolved by arbitration pursuant to Section 16.4 hereof, but instead shall be resolved, and subject to the exclusive jurisdiction of, in any court of competent jurisdiction.

17. Future Agreements. Each of the parties acknowledges and confirms their desire to proceed with and finalize as soon as reasonably practicable a further agreement providing for, among other things, substantial assistance and recommendations from Seidel regarding enhancements to the design and appearance of the Products and the related manufacturing process, all as more fully described (with appropriate modifications) in the Letter of Intent between the parties dated May 23, 2006. The parties agree to use good faith efforts to negotiate and finalize such further agreement as soon as reasonable practicable.

18. Miscellaneous.

18.1 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Parties hereto, except in connection with the assignment of all or substantially all of the assets of a Party or the sale of its stock to a third party in which case such consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and shall injure to the benefit of the Parties hereto, their successors (by operation of law, merger or consolidation, assignment of assets or otherwise) and their permitted assigns.

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18.2 Expenses. Except as otherwise expressly provided in this Agreement, each Party hereto shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiation of this Agreement (including, without limitation, attorneys' fees and expenses).

18.3 Waiver. Any waiver by a Party, of any breach of or failure to comply with any provision or condition of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver shall be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the Party granting the waiver. No failure or delay by either Party to enforce or exercise its rights hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever, or the exercise of any other right.

18.4 Publicity, etc. Innopump and Seidel shall jointly plan and coordinate all press releases and notices to third parties and all other publicity concerning the transactions contemplated by this Agreement and no Party to this Agreement shall act unilaterally in this regard without the prior written consent of the other, except if disclosure is required by applicable law or regulation.

18.5 Severability. The Parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court or other tribunal of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the Parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

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18.6 Interpretations and Definitions. In this Agreement whenever the context so requires, the gender includes the neuter, feminine and masculine, the number includes the singular and the plural and the word "person" includes a corporation, individual, limited liability company, business associates, partnership, firm, trust, association or other entity. This Agreement shall only be construed and interpreted using the English language which shall be controlling for all purposes.

18.7 Entire Agreement; Amendment. This Agreement (together with the Annexes and schedules attached hereto which form an integral part of this Agreement) contains the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and concurrent oral or written understandings and agreements, arrangements, negotiations and understandings between Innopump and Seidel relating to the subject matter of this Agreement, all of which are merged herein. No covenants, representations, warranties or conditions, express or implied, whether by statute or otherwise, other than as set forth in this Agreement have been made by the Parties. This Agreement may not be amended, modified or changed, except by an instrument in writing executed by each of the Parties hereto.

18.8 Relationship Between Parties. Nothing herein contained shall be construed to constitute the Parties as partners or as joint venturers, or either Party as agent of the other, and neither Party shall have the power to obligate or legally bind the other Party in any manner whatsoever. This Agreement is between two (2) independent contracting legal entities. This Agreement is not for the benefit of any third party (other than the as provided in the indemnification provided) and shall not be deemed to give any right or remedy to any such third party whether or not referred to in this Agreement.

18.9 Drafting History. In resolving any dispute or construing any provision of this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the Parties drafted such provision of (b) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The Parties acknowledge and agree that this Agreement was negotiated and drafted with each Party being

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represented by counsel of its choice and with each Party having an equal opportunity to participate in the drafting of the provisions hereof.

18.10 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the Annexes and schedules) have been inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

18.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by each of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

INNOPUMP, INC.

By: [signature] 9/20/02
Name: Geoffrey Donaldson
Title: Chief Executive Officer

SEIDEL GmbH & Co.

By: [signature]
Name: Dr. Andreas Ritzenhoff
Title: President + CEO